Exhibit 99.1

WIRELESS AGE SUBSIDIARY’S ASSETS PLACED FOR SALE

TORONTO, ONTARIO — February 9, 2009 — Wireless Age Communications, Inc. ("Wireless Age" or the “Company”) (OTCBB:WLSA) today announced that the Company has received notification from Meyers Norris Penny Limited (the “Interim Receiver”), that the assets of Wireless Age Communications Ltd. (“Wireless Ltd.”) and Wireless Source Distribution Ltd. (“Wireless Source”) are being sold.

As previously announced in the Company’s new releases dated January 12, 2009 and January 23, 2009, SaskTel served Wireless Ltd. and Wireless Source with a Notice of Intention to Enforce Security under the Bankruptcy and Insolvency Act, and also obtained a Court Order to immediately appoint an interim receiver.

On February 2, 2009, the Interim Receiver provided Wireless Age with initial marketing documentation indicating that it intended to sell the business assets in three separate packages; 1) the assets of Wireless Source, which consists of the former commercial operating segment, 2) the Saskatchewan retail operating segment assets of Wireless Ltd., and 3) the Manitoba retail operating segment assets of Wireless Ltd. The Interim Receiver indicated that preference would be given to a purchaser of all three packages in one transaction. Communications from the Interim Receiver indicated that they were hopeful to assemble all offers by February 20, 2009.

The documentation indicated that over the eleven month period ended November 30, 2008, Wireless Ltd.’s Saskatchewan stores generated CAD$13,792,055 in revenue and $2,719,637 in normalized earnings before interest, taxes, depreciation and amortization (“EBITDA”), the Wireless Ltd. Manitoba stores generated $6,666,264 in revenue and $345,184 in normalized EBITDA and the Wireless Source business generated $16,023,575 in revenue and $89,233 in normalized EBITDA. Combined revenue during this period was $36,481,894 and combined normalized EBITDA was reported as $3,154,054.

However, Wireless Age was also provided a copy of a letter dated January 28, 2009 from MTS Allstream Inc. (“MTS”) to the Interim Receiver, stating that MTS intends to terminate the Dealer Agreement between MTS and Wireless Age’s subsidiary Wireless Ltd. effective February 28, 2009. Wireless Ltd. operated four stores in Manitoba, Canada under the Dealer Agreement.

Wireless Age will disseminate any other developments through subsequent news releases, as required by securities legislation.

Note:  This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Wireless Age Communications, Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Wireless Age Communications, Inc. SEC filings. Wireless Age Communications, Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Wireless Age Communications, Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Wireless Age Communications, Inc.'s SEC filings.
For more information contact:

John G. Simmonds, Chairman & CEO
905-833-2753 ext. 223